Exhibit 99.2
FOR IMMEDIATE RELEASE

January 29, 2009
For more information contact:
Scott Estes (419) 247-2800
Mike Crabtree (419) 247-2800
HEALTH CARE REIT, INC. ANNOUNCES
SENIOR MANAGEMENT CHANGES AND PROMOTIONS
Toledo, Ohio, January 29, 2009..... Health Care REIT, Inc. (NYSE:HCN) announced today that Raymond W. Braun has entered into a consulting agreement with the company effective February 1, 2009. Under this arrangement, Mr. Braun will no longer serve as President of the company and will resign from the Board of Directors, but has agreed to provide consulting services through December 2009. George L. Chapman, Chairman and Chief Executive Officer of Health Care REIT, will assume the title of President in addition to his current role.
Health Care REIT also announced several management promotions. Jeffrey H. Miller has been promoted to Executive Vice President — Operations and will continue as General Counsel. Scott A. Estes has been promoted to Executive Vice President and will continue as Chief Financial Officer. Scott M. Brinker has been promoted to Senior Vice President — Underwriting and Research, while J. Michael Stephen has been promoted to Senior Vice President – Marketing.
As announced on January 21, 2009, John T. Thomas has joined Health Care REIT and will serve as Executive Vice President — Medical Facilities. Additionally, the consulting agreement for Frederick L. Farrar, Executive Vice President, has been extended to December 19, 2009.
“Ray has been a valued partner who was integral to the success of Health Care REIT during the last 15 years,” commented Mr. Chapman. “When Ray joined the company, we were a $250 million mortgage REIT. Today, we are a $7 billion-plus full-service equity REIT. His intellect and leadership have been invaluable in serving the interests of our stockholders, other stakeholders and the senior housing and medical facilities sectors. From a personal standpoint, I want to express my sincere thanks for all he has done for the company.”
Mr. Chapman added: “The company’s management team has great depth and experience. As part of these changes, Jeff Miller will have increased responsibility for operations, and John Thomas will assume primary responsibility for our full-service acute care platform. Scott Estes and Scott Brinker have already demonstrated their ability to lead the company’s finance and underwriting teams, and they will have even greater management responsibilities going forward. Mike Stephen will play a pivotal role in continuing to grow our best-in-class senior housing platform.”

Mr. Braun noted: “I am pleased with the accomplishments at Health Care REIT during my tenure. The company is performing better than ever and is an outstanding organization with highly capable individuals. The company has a bright future, so it is an opportune time to move to the next phase of my career.”
In his consultative role, Mr. Braun will provide support for client and financial partner relationships, as well as other corporate activities.
Health Care REIT, Inc., with headquarters in Toledo, Ohio, is a real estate investment trust that invests across the full spectrum of senior housing and health care real estate. The company also provides an extensive array of property management and development services. As of December 31, 2008, the company’s broadly diversified portfolio consisted of 633 properties in 39 states. More information is available on the Internet at www.hcreit.com.
This document may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. When the company uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions, it is making forward-looking statements. Forward-looking statements reflect current plans and expectations and are based on information currently available. They are not guarantees of future performance and involve risks and uncertainties, including, without limitation, the state of the economy, the availability of capital, and the availability of quality assets.
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